SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS
You, DALE T. COCHRAN II, enter into this Separation Agreement and Release and Waiver of Claims (this “Agreement”) in favor of SANTANDER CONSUMER USA HOLDINGS INC., a Delaware corporation (“SC”); SANTANDER CONSUMER USA INC., an Illinois corporation; SANTANDER HOLDINGS USA INC., a Virginia corporation; SANTANDER CONSUMER USA INC. FOUNDATION, a 501(c)(3) nonprofit entity; SANTANDER CONSUMER INTERNATIONAL PUERTO RICO, LLC, a Puerto Rico limited liability company; and SANTANDER BANK, N.A., a national bank, (collectively, “Santander”), Banco Santander, S.A. (“SAN”) and its affiliated companies (collectively with Santander, the “Santander Group”), and any and all of their respective predecessors, successors, assigns, subsidiaries, parents, affiliates, divisions, branches, related entities, and present and former officers, directors, employees, stockholders, and agents, both in the United States and abroad acting in their capacity for the Santander Group (collectively, the “Santander Group Releasees”), in exchange for the Separation Benefits you will receive from Santander that are described below.
BY SIGNING THIS AGREEMENT ON ITS SIGNATURE PAGE—BOTH ON OR WITHIN 21 DAYS AFTER THE TRANSITION DATE AND THEN AGAIN ON THE TERMINATION DATE—YOU ARE ACKNOWLEDGING THAT YOU (1) HAVE CAREFULLY READ EVERY TERM OF THIS AGREEMENT, AND (2) FULLY UNDERSTAND EVERY TERM OF THIS AGREEMENT.
YOU ARE ALSO AGREEING TO EVERY TERM OF THIS AGREEMENT BY SIGNING THIS AGREEMENT.

1.
Transition Period. Effective February 2, 2018 (the “Transition Date”), you will cease to serve as Chief Risk Officer (“CRO”) of Santander Consumer USA Inc. and SC and you will cease to be an officer and director of the Santander Group. From the Transition Date through May 4, 2018 (the “Termination Date”), you will continue to serve as a non-executive employee of Santander. The period from the Transition Date through the Termination Date will be the “Transition Period.” During the Transition Period, you will assist with the orderly transition of your CRO duties to your successor in that role, and perform such other duties consistent with the position of a transitioning former CRO as may be requested by Santander from time to time. During the Transition Period, as long as you remain in service with Santander and do not breach any terms of this Agreement, you will continue to receive your base salary in effect as of the Transition Date (“Base Salary”), and you will remain eligible to participate in all other Santander Group compensation and benefit plans, policies, agreements, and arrangements in which you participated or to which you were a party as of the Transition Date (the “Santander Group Arrangements”).

2.
Separation from Service. As of the Termination Date, you will cease to be an employee of the Santander Group. For the avoidance of doubt, you will cease to provide any services to the Santander Group as of the Termination Date, except as specifically required by this Agreement. Your separation from service will be treated as a termination by Santander without cause for all purposes, including for purposes of all Santander Group Arrangements.

3.
Separation Benefits. In consideration for your signing this Agreement—both on or within 21 days after the Transition Date and then again on the Termination Date—and not timely revoking the ADEA Release in Section 7 below, and otherwise complying with all terms of this Agreement, you will be entitled to the following benefits, in each case subject to all applicable tax and other withholdings (the “Separation Benefits”):

(a)	continued Base Salary and eligibility to participate in the Santander Group Arrangements during the Transition Period as described in Section 1 above;

(b)	a lump sum cash payment of $342,500 (representing six months of Base Salary), to be paid on May 18, 2018 (Santander’s first regular payroll date after the Termination Date);

(c)
a lump sum cash payment of $6,600 (representing three months of company-paid healthcare coverage for you and your dependents), to be paid on May 18, 2018 (Santander’s first regular payroll date after the Termination Date);

(d)
an annual bonus payment for the 2017 performance year in an amount equal to $400,000 (representing 80% of your target bonus for the year), payable at the same times, and subject to the same terms (except for any continuing employment requirement), as 2017 annual bonuses paid to continuing SC employees;

(e)
payment of your first tranche under Santander’s special regulatory incentive plan (“SRIP”) in an amount equal to $250,000, payable at the same times, and subject to the same terms (except for any continuing employment requirement), as SRIP payments made to continuing SC employees;

(f)
any deferred and unearned restricted stock units granted to you in satisfaction of the sign-on bonus provided to you under your employment offer letter with Santander dated March 21, 2017 (“Offer Letter”) will continue to become earned and payable under and subject to the terms of your applicable restricted stock unit award agreement under the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan (except for any continuing employment requirement);

(g)	any continuing employment requirements required under your Offer Letter for your sign-on bonus or relocation benefits thereunder are waived; and

(h)	the non-competition provision of your Offer Letter (specifically, Section 4(i) of Exhibit A thereto) is waived.

4.
Accrued Benefits. In addition to the Separation Benefits, upon the Termination Date, you will also be entitled to prompt payment or provision of all accrued and vested employee benefits (other than benefits that are duplicative of the Separation Benefits) that you are otherwise entitled to under the terms of applicable Santander Group Arrangements (the “Accrued Benefits”).

5.
No Other Benefits. The Accrued Benefits represent all amounts owed to you (absent this Agreement) upon your separation from service with the Santander Group, and include payment for all outstanding amounts, reimbursements, and payments that are owed to you by the Santander Group as of the Termination Date. The Separation Benefits are in excess of any amounts owed to you but for your execution of this Agreement. Except as specifically provided in this Agreement, you will not be entitled to any further compensation or benefits from the Santander Group after the Termination Date.

6.	Your General Release and Waiver of Claims.

(a)
In consideration for the Separation Benefits, you, on behalf of yourself and your successors and assigns (together, the “Releasing Parties”), specifically, irrevocably, unconditionally, and fully and forever waive, release, and discharge the Santander Group Releasees from any and all manner of claims, debts, demands, damages, liabilities, and causes of action, whether known or unknown, from the beginning of time through the date of your execution of this Agreement, relating to or arising out of your employment relationship with the Santander Group or the termination of that relationship (collectively, the “Released Claims”), including causes of action for libel, slander, breach of contract, detrimental reliance, impairment of economic opportunity, intentional infliction of emotional distress, or any other tort, and claims under federal, state, or local constitutions, statutes, regulations, ordinances, or common law, including (in each case as amended and including their implementing regulations): the Employee Retirement Income Security Act of 1974; the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967, including the Older Workers Benefit Protection Act (the “ADEA”); the Rehabilitation Act of 1973; the Equal Pay Act of 1963; and the Americans with Disabilities Act of 1990.

(b)	Notwithstanding the foregoing, the release granted under Section 6(a) above and the ADEA Release in Section 7 below specifically exclude:

(i)	any rights to unemployment or disability benefits under applicable law;

(ii)	any rights based on any violation of any federal, state, or local statutory or public policy entitlement that may not be waived under applicable law;

(iii)	any rights to indemnification, advancement, or contribution; and

(iv)	any claim that is based on any act or omission that occurs after the date you deliver your signature on this Agreement to Santander.

(c)
In addition to the foregoing, nothing in this Agreement will prevent or prohibit you from filing a claim with a government agency, such as the U.S. Securities and Exchange Commission or Equal Employment Opportunity Commission, which is responsible for enforcing a law on behalf of the government.

7.	Your Specific Release and Waiver of ADEA Claims.

(a)
In further consideration for the Separation Benefits, the Releasing Parties specifically, irrevocably, unconditionally, and fully and forever waive, release, and discharge the Santander Group Releasees from any and all Released Claims arising under the ADEA (the “ADEA Release”).

(b)	You specifically acknowledge and confirm each of the following.

(i)	This Agreement, including the ADEA Release, is written in a manner designed to be understood by you.

(ii)	You have read this entire Agreement carefully and understand all of its terms.

(iii)
This Agreement affects important rights and includes a release of all claims arising out of any alleged violations of your rights while employed with the Santander Group, including any claims under the ADEA.

(iv)	Because this Agreement affects important rights, you are advised to consult with an attorney of your choice before signing this Agreement.

(v)
After having consulted with an attorney(s) (or declining Santander’s advice to seek a consultation), you knowingly, freely, and voluntarily assent to all of the terms of this Agreement, including the waiver, release, and covenants contained in it.

(vi)	Santander has made no representations to you regarding your release and waiver other than those contained in this Agreement.

(vii)
You are signing this Agreement, including the ADEA Release—both on or within 21 days after the Transition Date and then again on the Termination Date—in exchange for good and valuable consideration, in the form of the Separation Benefits, which you will not be entitled to if you do not sign (and not revoke) this Agreement both on or within 21 days after the Transition Date and then again on the Termination Date.

(viii)	You were given at least 21 days to consider this Agreement and consult with an attorney of your choice, although you may sign the Agreement sooner if desired.

(ix)
You have seven days after signing this Agreement—both on or within 21 days after the Transition Date and then again on the Termination Date—to revoke the ADEA Release by delivering notice of revocation to Santander Consumer USA Inc., Human Resources, Attn: Lisa VanRoekel, 1601 Elm Street, Suite 800, Dallas, Texas 75201, before the end of these seven-day periods. If your written notice of revocation is not actually received by Santander before the close of business (i.e., 5:00 p.m., CST) on the seventh calendar day after the day you sign this Agreement and deliver your signature to Santander—both on or within 21 days after the Transition Date and then again on the Termination Date—then there will be no revocation and your ADEA Release will become fully effective and enforceable. If you revoke the ADEA Release, Santander will have the option of treating this Agreement as null and void in its entirety (meaning that, inter alia, you will not be entitled to the Separation Benefits).

(x)	The ADEA Release does not apply to rights and claims that may arise after you sign this Agreement.

(c)
This Agreement will become effective and enforceable immediately once you sign and deliver it to Santander; provided, however, that the ADEA Release will become effective and enforceable on the first business day after the expiration of the seven-day revocation period for the ADEA Release (the “ADEA Release Effective Date”), provided you have not revoked the ADEA Release in accordance with this Section 7.

8.	No Admission. Nothing in this Agreement constitutes an admission of liability by the Santander Group or you concerning any aspect of your employment with or separation from the Santander Group.

9.	Confidentiality and Other Restrictive Covenants.

(a)
In further consideration for the Separation Benefits and in consideration for the Santander Group’s provision of Confidential Information to you during the Transition Period, you agree to the Restrictive Covenant Agreement attached hereto as Exhibit A.

(b)
During the course of providing services to the Santander Group, you have been privy to confidential and proprietary business information belonging to the Santander Group (the “Confidential Information”), the unauthorized disclosure of which could cause serious and irreparable injury to the Santander Group. You will hold and safeguard the Confidential Information in trust for the Santander Group, and you will not, at any time, misappropriate, use for your own advantage, disclose, or otherwise make available to anyone who is not an officer of the Santander Group, for any reason, any of the Confidential Information, regardless of whether the Confidential Information was developed or prepared by you or others. You will not remove any writings containing Confidential Information from the Santander Group’s premises or possession without the Santander Group’s express written consent. On or before the Termination Date, you will return to the Santander Group all Confidential Information in your possession or under your control (whether in original, copy, or disk form). Before disclosing any Confidential Information under compulsion of legal process, you will promptly give notice to the Santander Group of the fact that you have been served with legal process pursuant to which the disclosure of Confidential Information may be requested. To the extent reasonably practicable, such notice must be given within sufficient time to permit the Santander Group to intervene in the matter or to take such other actions as may be necessary or appropriate to protect its interests in the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement or elsewhere will prohibit or restrict you from (i) retaining and using appropriately (A) documents and information relating to your personal entitlements and obligations or (B) copies of your rolodex (and electronic equivalents); (ii) making truthful statements, and disclosing documents and information, (A) when compelled by law, court order, subpoena, or the like, (B) when requested by any governmental or self-governing organization or body, or (C) as reasonably necessary in connection with enforcing or defending your rights under this Agreement or otherwise; or (iii) making disclosures in confidence to an attorney or other professional adviser for the purpose of securing professional advice.

(c)
If another agreement exists between or among you and the Santander Group that (i) is in effect while this Agreement is effective and (ii) contains terms that conflict with any of the terms of this Section 9, then the more restrictive of such terms from the two agreements will control for the period during which both agreements would otherwise be in effect.

(d)
The Santander Group has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) you will not be held criminally or civilly liable under any federal, state, or local trade secret law for the disclosure of confidential information that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) you will not be held criminally or civilly liable under any federal, state, or local trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if you file a lawsuit for retaliation by the Santander Group for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, as long as you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order.

(e)
This Agreement does not in any way restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. You must promptly provide written notice of any such order to Santander.

10.
Cooperation. Subject to prompt payment (or reimbursement) by Santander of any costs and expenses that you reasonably and actually incur, you will cooperate with Santander and its counsel with respect to any matter (including litigation, investigations, and regulatory, administrative, and governmental proceedings) that relates to matters with which you were involved during your service with the Santander Group. Such cooperation may include appearing from time to time at the offices of Santander or Santander’s counsel for conferences and interviews, and in general providing Santander and its counsel with the benefit of your knowledge with respect to any such matter.

11.
Proceedings. Except as provided above, (a) you will not communicate with anyone other than your own attorneys—except in connection with performing your duties under this Agreement, as required by law, or in connection with defending your own rights and interests—concerning the facts or subject matter of any pending or potential litigation, investigation, or regulatory, administrative, or governmental proceeding involving the Santander Group (each, a “Proceeding”), other than any Proceeding in which you are a party-in-opposition, without giving prior notice to Santander’s General Counsel; and (b) in the event that any other party to any Proceeding attempts to obtain information or documents from you with respect to matters relating to such Proceeding, you will promptly notify Santander’s General Counsel before providing such information or documents. You have disclosed, and will continue to disclose, to Santander all knowledge and information that you have or possess that is in any way related to any Proceeding. Notwithstanding anything in this Agreement or elsewhere to the contrary, you may report any violation of federal law or regulation to any governmental department or agency and otherwise make any disclosure protected by any applicable whistleblower law or statute.

12.
Rights upon Breach. For breach of this Agreement, the parties hereto will have such rights and remedies as are customarily available at law or in equity, subject to Section 13 and Section 14 below. In any dispute concerning this Agreement, the party hereto that substantially prevails will be entitled to prompt payment (or reimbursement) of any and all costs and expenses (including any attorney fees) that it reasonably incurred in connection with such dispute.

13.
Injunctive Relief. If you breach Section 9, Section 10, Section 11, or Section 12 above, the Santander Group may, in addition to other rights and remedies it may have and notwithstanding anything in this Agreement or elsewhere to the contrary, seek temporary or permanent injunctive relief or other equitable remedy for such breach in a court of competent jurisdiction.

14.
Governing Law; Consent to Jurisdiction; Consent to Venue. This Agreement will be construed and interpreted in accordance with the internal laws of the State of Texas without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Texas. Subject to any applicable arbitration or similar agreement between you and Santander then in effect, for purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties hereto evidenced by this Agreement, the parties submit to and consent to the exclusive jurisdiction of the State of Texas, and any related litigation will be conducted solely in the courts of Dallas County, Texas or the federal courts for the United States for the Northern District of Texas, where this Agreement is made and/or to be performed, and no other courts.

15.	Advice of Counsel. You are advised to discuss this Agreement with an attorney of your choice before signing it.

16.
Entire Agreement. This Agreement contains the full understanding between you and the Santander Group concerning your separation from service with the Santander Group. For the avoidance of doubt, this Agreement will not cancel or otherwise supersede any contractual or similar restrictions on your post-employment activities.

17.
Void Terms. If any term of this Agreement is found by an arbitrator, a court, or other tribunal of competent jurisdiction to be partially or wholly invalid or unenforceable, the remainder of this Agreement will be enforceable and binding on the parties hereto, and the invalid or unenforceable term will be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable. If such term cannot under any circumstance be so modified or restricted, it will be excised from this Agreement without affecting the validity or enforceability of any of the remaining terms. Any such modification, restriction, or excision may be accomplished by mutual written agreement of the parties hereto or by disposition of a court or other tribunal.

18.	Headings. The headings of the sections in this Agreement are included solely for convenience. If the headings and the text of this Agreement conflict, the text will control.

19.
Construction. Each party hereto has participated in negotiating and drafting this Agreement, so if any ambiguity or question of intent arises, this Agreement will be construed as if the parties had drafted it jointly, as opposed to being construed against a party because it was responsible for drafting one or more terms of this Agreement.

20.
Successors and Assigns. Santander may freely assign this Agreement at any time. This Agreement will inure to the benefit of Santander and its successors and assigns. You may not assign this Agreement in whole or in part. Any purported assignment by you will be null and void from the initial date of purported assignment.

21.
Amendments. This Agreement may not be amended without the prior written consent of the party hereto affected, and no consent will be effective unless it specifically identifies the term(s) of this Agreement that are being amended.

22.
Waiver. The waiver by either party hereto of the breach of any terms of, or rights under, this Agreement, will not be deemed to constitute the waiver of any similar term or right. No waiver will be binding or effective unless expressed in writing and signed by the party hereto giving the waiver.

23.	Counterparts. This Agreement may be executed in counterparts, which together will constitute one and the same Agreement.
[Signature page follows.]

ACCEPTANCE
YOU MUST SIGN THIS AGREEMENT TWICE—FIRST ON OR WITHIN 21 DAYS AFTER THE TRANSITION DATE AND THEN AGAIN ON THE TERMINATION DATE.
BY SIGNING THIS AGREEMENT BELOW—BOTH ON OR WITHIN 21 DAYS AFTER THE TRANSITION DATE AND THEN AGAIN ON THE TERMINATION DATE—YOU ARE ACKNOWLEDGING THAT YOU (1) HAVE CAREFULLY READ EVERY TERM OF THIS AGREEMENT AND (2) FULLY UNDERSTAND EVERY TERM OF THIS AGREEMENT.
YOU ARE ALSO AGREEING TO EVERY TERM OF THIS AGREEMENT BY SIGNING THIS AGREEMENT BELOW.
DALE T. COCHRAN II                DALE T. COCHRAN II
(TRANSITION DATE EXECUTION)                (TERMINATION DATE EXECUTION)
By:    /s/ Dale T. Cochran II                By:    /s/ Dale T. Cochran II
Date:    2/22/2018                    Date:        5/7/2018
SANTANDER CONSUMER USA INC.
By:    /s/ Lisa VanRoekel
Name:    Lisa VanRoekel
Title:    Chief Human Resources Officer
Date:    February 2, 2018
SANTANDER CONSUMER USA HOLDINGS INC.
By:    /s/ Lisa VanRoekel
Name:    Lisa VanRoekel
Title:    Chief Human Resources Officer
Date:    February 2, 2018

Exhibit A
RESTRICTIVE COVENANT AGREEMENT
This Restrictive Covenant Agreement (“Restrictive Covenant Agreement”) is entered into between Santander and Dale T. Cochran II (“Cochran”). In exchange for the mutual promises and obligations in the Separation Agreement and Release and Waiver of Claims to which this Restrictive Covenant Agreement is attached—and in this Restrictive Covenant Agreement itself—Santander and Cochran agree as follows:

1.No Alteration of Service Relationship. Nothing in this Restrictive Covenant Agreement shall constitute a promise or contract of employment or service for any particular duration, for any specified rate of pay, under any specified terms and conditions, or for any specific job function.
2.Agreement to Provide Confidential Information. Santander agrees to furnish Cochran with Confidential Information related to Santander during the Transition Period. Cochran acknowledges that this Confidential Information is furnished for the purpose of enabling Cochran to access and provide service to Santander and its customers. Cochran acknowledges and agrees that Santander’s business is to a large extent based upon Confidential Information, and that Santander’s provision of this Confidential Information justifies the restrictions provided for in this Restrictive Covenant Agreement.
3.Restrictive Covenants. Cochran acknowledges that: (a) during Cochran’s employment with Santander and the Transition Period, Cochran has obtained and will obtain Confidential Information; (b) the Confidential Information has been developed and created by Santander at substantial expense and the Confidential Information constitutes valuable proprietary assets of Santander; (c) Santander will suffer substantial damage which will be difficult to compute if Cochran should solicit or interfere with Santander’s employees, clients, customers, vendors, or suppliers or should divulge Confidential Information relating to the business of Santander; (d) the provisions of this Restrictive Covenant Agreement are reasonable and necessary for the protection of Santander’s business and the Confidential Information; (e) Santander would not have provided Cochran with Confidential Information or the Separation Benefits unless Cochran agreed to be bound by the terms hereof; and (f) the provisions of this Restrictive Covenant Agreement will not preclude Cochran from other gainful employment.
For these reasons, Cochran agrees to the following restrictive covenants designed to protect the Confidential Information:

(i)
Non-Solicitation: Cochran shall not, during his service with Santander and for the 12 months after the Transition Period, without the prior written consent of Santander, directly or indirectly, on Cochran’s behalf or on behalf of or in conjunction with others, as a contractor, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, solicit business from, attempt to transact business with, transact business with, or interfere with Santander’s relationship with any Customer or Prospective Customer, vendor, supplier, or contractor of Santander. This restriction applies only to business that is a Competitive Activity.

(ii)
Anti-Raiding: Cochran shall not, during his service with Santander and for the 12 months after the Transition Period, without the prior written consent of Santander, directly or indirectly, on Cochran’s behalf or on behalf of or in conjunction with others, as a contractor, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, directly or indirectly solicit for employment, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is, or within the 12-month period immediately preceding the date of any such activity was, an employee or contractor engaged by Santander.

(iii)
Non-Disparagement: Cochran shall not, in any communications with the press or other media or any customer, client, or supplier of Santander, make any statement that disparages or is derogatory of or could adversely affect the reputation, image, goodwill, or commercial interests of Santander.

The term “Restricted Area” means the United States.
The term “Competitive Activity” means any business activity that involves or is related to providing vehicle finance and/or unsecured consumer lending products.
The term “Customer or Prospective Customer” means any client or customer of Santander, or any person or entity with whom Santander has attempted to do business, within the 24-month period prior to the end of the Transition Period. This term is limited to those clients, customers, persons, or entities: (1) with whom Cochran had contact; or (2) about whom Cochran received Confidential Information.
4.Remedies. Cochran acknowledges and agrees that if Cochran breaches any of the provisions of this Restrictive Covenant Agreement, Santander will suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that Santander may have, Santander shall be entitled to seek injunctive relief, specific performance, and any other form of equitable relief to remedy a breach or threatened breach of this Restrictive Covenant Agreement and to enforce the provisions of this Restrictive Covenant Agreement. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that Santander may have at law or in equity. Santander shall further be entitled to attorneys’ fees and costs associated with obtaining any legal or equitable remedies.
If Cochran violates the restrictive covenants of this Restrictive Covenant Agreement and Santander brings legal action for injunctive or other relief, then Santander will not be deprived of the benefit of the full restricted period as a result of the time involved in obtaining the relief. Accordingly, Cochran agrees that the restricted period will have its full duration, and the regularly scheduled expiration date of the restricted period will be extended by the same amount of time that Cochran is determined to have violated any such restrictive covenant.
It is further agreed that such covenant will be regarded as divisible, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area, or scope of activities, a court with appropriate jurisdiction shall be authorized to rewrite, substitute, and enforce provisions which are valid; and the validity and enforceability of this Restrictive Covenant Agreement as modified will not be affected.
5.Exclusivity and Duty of Loyalty to Santander’s Interest. Cochran agrees that, during Cochran’s employment with Santander and during the Transition Period, Cochran shall:

(a)
Work for the best interest of Santander and make Cochran’s services available only to Santander and not to Cochran’s own account or for any other person or entity without the prior written consent of Santander;

(b)	Not engage in any activity which conflicts or interferes with the performance of any of the duties and/or responsibilities assigned to Cochran by Santander;

(c)	Promptly disclose to Santander, and not divert, any business opportunities or prospective customers of which Cochran becomes aware;

(d)	Promptly disclose any solicitation of any of Santander’s current, former, or prospective customers or employees by any competitor of Santander of which Cochran becomes aware;

(e)	Not act to antagonize or oppose the interests of Santander; and

(f)	Not take advantage of any opportunity that Cochran’s position may provide to profit beyond the agreed compensation and benefits.
6.Ownership of Work Product. Cochran acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information, and all similar or related information (whether or not patentable) that relate to Santander’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Cochran (either solely or jointly with others) while engaged or employed by Santander (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to Santander, and Cochran hereby assigns, and agrees to assign, all of the above Work Product to Santander. Any copyrightable work prepared in whole or in part by Cochran in the course of Cochran’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and Santander shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Cochran hereby assigns and agrees to assign to Santander all right, title, and interest, including copyright in and to such copyrightable work. Cochran shall promptly disclose such Work Product and copyrightable work to Santander and perform all actions reasonably requested by Santander (whether during or after the term of Cochran’s service with Santander) to establish and confirm Santander’s ownership (including assignments, consents, powers of attorney, and other instruments).
7.Return of Materials. On or prior to the Termination Date or upon Santander’s request at any time, Cochran shall immediately return to Santander all of Santander’s property, including mobile phone, personal digital assistant (PDA), keys, pass cards, credit cards, confidential or proprietary lists (including customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to Santander. Cochran will not (a) retain any copies of Santander’s property, including any copies existing in electronic form, which are in Cochran’s possession, custody, or control or (b) destroy, delete, or alter any property of Santander, including any files stored electronically, without Santander’s prior written consent. The obligations contained in this paragraph shall also apply to any property which belongs to a third party, including Santander’s customers, licensors, or suppliers.
8.Cochran Representations. Cochran represents and warrants that: (a) Cochran has full right, power, legal capacity and authority to enter into this Restrictive Covenant Agreement; (b) neither the execution and delivery of this Restrictive Covenant Agreement nor the performance of Cochran’s duties as an employee of Santander, will breach, violate or (whether immediately or with the lapse of time or the giving of notice or both) constitute an event of default under, or require any consent or the giving of any notice under, any contract or instrument to which Cochran is a party or by which Cochran may be bound; and (c) Cochran has disclosed to Santander all legal obligations, if any, owed to previous employers, and agrees not to improperly use or disclose any confidential information or trade secrets of any previous employers.
9.Miscellaneous.

(a)	Governing Law. This Restrictive Covenant Agreement is made under and shall be construed according to the laws of the State of Texas.

(b)
Construction. The parties understand and agree that, should any portion of any clause or paragraph of this Restrictive Covenant Agreement be deemed too broad to permit enforcement to its fullest extent, or should any portion of any clause or paragraph of this Restrictive Covenant Agreement be deemed unreasonable, then said clause or paragraph shall be reformed and enforced to the maximum extent permitted by law. In the event that such portion of any clause or paragraph is deemed incapable of reform, the offending language shall be severed, and the remaining terms and provisions of this Restrictive Covenant Agreement shall remain unaffected, valid, and enforceable for all purposes.

(c)
Waiver. The waiver by either party of the breach of any of the terms and conditions of, or any right under this Restrictive Covenant Agreement, shall not be deemed to constitute the waiver of any similar right. No such waiver shall be binding or effective unless expressed in writing and signed by the party giving such waiver.

(d)
Entire Agreement. This Restrictive Covenant Agreement—and the Separation Agreement and Release and Waiver of Claims to which this Restrictive Covenant Agreement is attached—constitute the entire agreement between the parties concerning the subject matter hereof. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Restrictive Covenant Agreement shall be recognized unless incorporated herein by written amendment, such amendment to become effective on the date stipulated therein. Cochran acknowledges and represents that in executing this Restrictive Covenant Agreement, Cochran did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by Santander, except as expressly contained in this Restrictive Covenant Agreement. This Restrictive Covenant Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns (if any).

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